EXHIBIT 99.1

Willis Towers Watson Reports Strong Fourth Quarter and Full Year 2017 Results

  Total Revenues increased 8% for the quarter and 4% for the year
  Adjusted Organic Total Revenues increased 6% for the quarter and 4% for the year
  U.S. GAAP Tax Rate negative 221% for the quarter: One-time tax benefit of $204 million
  Adjusted Tax Rate 21% for the quarter
  U.S. GAAP Diluted Earnings per Share were $1.84 for the quarter and $4.18 for the year
  Adjusted Diluted Earnings per Share were $2.21 for the quarter and $8.51 for the year

ARLINGTON, Va. and LONDON, Feb. 08, 2018 (GLOBE NEWSWIRE) -- Willis Towers Watson (NASDAQ:WLTW) (the “Company”), a leading global advisory, broking and solutions company, today announced financial results for the fourth quarter and full year 2017, which ended December 31, 2017.

Total Revenues were $2.1 billion for the fourth quarter of 2017, an increase of 8% as compared to Total Revenues of $1.9 billion for the same period in the prior year (5% constant currency increase; 6% organic increase). Commissions and Fees (C&F) for the fourth quarter of 2017 were $2.05 billion, an increase of 8% as compared to C&F of $1.9 billion for the same period in the prior year.

Total Revenues were $8.2 billion for the 12 months ended December 31, 2017, an increase of 4% (4% constant currency increase; 5% organic increase) as compared to $7.9 billion for the same period in the prior year. Adjusted Revenues, which included $58 million of revenue not recognized due to purchase accounting rules for the 12 months ended December 31, 2016 increased 3% (4% constant currency increase; 4% organic increase). C&F for the 12 months ended December 31, 2017 were $8.1 billion, an increase of 4% as compared to C&F of $7.8 billion for the same period in the prior year.

The U.S. GAAP tax rate for the fourth quarter of 2017 was negative 221%, which included a one-time tax benefit of $204 million related to U.S. Tax Reform; and the adjusted tax rate for the fourth quarter of 2017 used in calculating adjusted diluted earnings per share was 21%.

In connection with our analysis of the impact of U.S. Tax Reform, we have recorded a provisional net tax benefit of $204 million in the fourth quarter. Approximately $208 million of this net benefit is due to the reduction in the federal tax rate and re-measurement of our net U.S. deferred tax liabilities primarily relating to the merger-related acquisition intangibles.

The U.S. GAAP tax rate for the 12 months ended December 31, 2017 was negative 21%; and the adjusted tax rate for the 12 months ended December 31, 2017 used in calculating adjusted diluted earnings per share was 22%.

For the fourth quarter of 2017, net income attributable to Willis Towers Watson was $245 million, as compared to a net income of $142 million for the same period in the prior-year. For the 12 months ended December 31, 2017, net income attributable to Willis Towers Watson was $568 million, as compared to a net income of $420 million for the same period in the prior-year.

For the fourth quarter of 2017, diluted earnings per share were $1.84, and adjusted diluted earnings per share were $2.21. Net income attributable to Willis Towers Watson and diluted earnings per share for the fourth quarter of 2017 include pre-tax $92 million of transaction and integration expenses and $47 million of restructuring costs.

For the 12 months ended December 31, 2017, diluted earnings per share were $4.18, and adjusted diluted earnings per share were $8.51. Net income attributable to Willis Towers Watson and diluted earnings per share for the 12 months ended December 31, 2017 include pre-tax $269 million of transaction and integration expenses and $132 million of restructuring costs.

The Company repurchased approximately $70 million of Willis Towers Watson stock during the fourth quarter of 2017. For the full year, the Company repurchased approximately $710 million of Willis Towers Watson stock, including the cancellation of shares related to the settlement of shareholder appraisal litigation.

For the fourth quarter of 2017, net income was $253 million, as compared to net income of $148 million for the same period in the prior-year. Adjusted EBITDA for the fourth quarter of 2017 was $484 million, or 23.3% of Total Revenues, an increase from Adjusted EBITDA of $419 million, or 21.7% of Total Revenues in the prior-year.  This represents an increase of 160 basis points in Adjusted EBITDA margin over the prior-year fourth quarter.

For the 12 months ended December 31, 2017, net income was $592 million, as compared to net income of $438 million for the same period in the prior-year. Adjusted EBITDA for the 12 months ended December 31, 2017 was $1.90 billion, or 23.2% of Total Revenues, an increase from Adjusted EBITDA of $1.77 billion, or 22.3% of Adjusted Revenues in the prior-year.  This represents an increase of 90 basis points in Adjusted EBITDA margin over the prior-year.

“We just celebrated the second anniversary of Willis Towers Watson, and I couldn’t be more pleased to see the evolution of our Company in two short years.” said John Haley, Willis Towers Watson’s chief executive officer. “The foundation we built in 2016 led to strong execution as exhibited in the 2017 financial results. I’d like to thank our colleagues for their continued focus on integration, while maintaining a high level of client commitment and service. This effort was never more evident than seeing how our colleagues responded to our clients as recent catastrophes unfolded around the world. I’d also like to thank our clients for their enthusiastic support as we charted new waters with our integrated talent and risk offerings. I look forward to seeing the continued evolution during 2018 and beyond.”

Fourth Quarter Company Highlights

Segment Highlights

Beginning in 2017, we made certain changes that affect our segment results. These changes, which are detailed in the Current Report on Form 8-K filed with the SEC on April 7, 2017, include the realignment of certain businesses within our segments, as well as changes to certain allocation methodologies to better reflect the ongoing nature of our businesses. The prior period comparatives have been retrospectively adjusted to reflect our current segment presentation.  Specific segment detail will focus on C&F on a constant currency basis, unless otherwise noted.

Human Capital & Benefits

For the quarter, the Human Capital & Benefits (“HCB”) segment had C&F of $758 million, an increase of 5% (2% constant currency increase; 4% organic increase) from $723 million in the prior-year fourth quarter.  Retirement’s C&F growth was led by Great Britain resulting from increased work related to pension legislation.  North America C&F grew due to an increase in demand for consulting and administration projects, despite a lower demand for Bulk Lump Sum project work. Health and Benefits (“H&B”) C&F decreased as a result of the sale of our Global Wealth Solutions business and timing issues in Western Europe.  North America H&B C&F grew due to increased consulting and product demand and Great Britain C&F grew due to global benefits solutions implementations. Talent and Rewards C&F increased as a result of survey work in Western Europe, Great Britain and International with a slight offset in North America due to a decreased demand for advisory services. C&F in the Technology and Administration Solutions business continued to experience strong growth in all regions as a result of new administration clients and project activity. The HCB segment had total revenues of $772 million compared to $731 million for the prior-year fourth quarter, which included interest and other income; and an operating margin of 22% for the fourth quarters of 2017 and 2016.

Corporate Risk & Broking

For the quarter, the Corporate Risk & Broking (“CRB”) segment had C&F of $770 million, an increase of 10% (7% constant currency increase; 7% organic increase) from $698 million in the prior-year fourth quarter. All regions experienced C&F growth within CRB.  International C&F was led by strong revenue growth in Latin America, specifically in Brazil, and energy-related business in CEEMEA. Western Europe C&F growth was led by Iberia, France and Italy driven by performance in large accounts and continued momentum in the Affinity business.  North America had solid C&F growth as a result of new business and strong retention and forensic accounting claim work related to increased natural disasters.  Great Britain C&F grew slightly as growth in the Energy and Natural Resources business was offset by the timing of a large client renewal and pressure on the retail business. The CRB segment had total revenues of $777 million compared to $706 million for the prior-year fourth quarter, which included interest and other income; and an operating margin of 28% compared to 29% for the prior-year fourth quarter.

Investment, Risk & Reinsurance

For the quarter, the Investment, Risk & Reinsurance (“IRR”) segment had C&F of $300 million, an increase of 5% (2% constant currency increase; 4% organic increase) from $285 million in the prior-year fourth quarter. Wholesale led the growth for the segment due to increased demand in the Marine business and favorable timing.  Insurance Consulting and Technology had strong C&F growth due to Technology sales, and Max Matthiessen C&F grew as a result of increased assets under management and performance fees. Investment C&F declined, but total revenues increased due to increased income from performance fees. Reinsurance C&F declined slightly, due to a reduction in Specialty work and softness in North America, but total revenues increased due to higher investment income in the U.S. Portfolio Underwriting Services. C&F declined due to the divestment in the U.S. Programs business.  The IRR segment had total revenues of $305 million compared to $289 million for the prior-year fourth quarter, which included interest and other income; and an operating margin of 2% compared to 8% for the prior-year fourth quarter.

Benefits Delivery & Administration (formerly Exchange Solutions)

For the quarter, the Benefits Delivery & Administration (“BDA”) segment had C&F of $193 million, an increase of 11% (11% constant currency increase; 11% organic increase) from $174 million in the prior-year fourth quarter. Individual Marketplace C&F increased by 11%, and the rest of the segment grew by 10%, led by Group Marketplace and Benefits Outsourcing. Growth in the Individual and Group Marketplaces resulted from the additional 2017 enrollments, and Benefit Outsourcing’s growth was a result of new client wins and special projects.  The BDA segment had total revenues of $193 million, compared to $175 million for the prior-year fourth quarter; and an operating margin of 22%, compared to 11% for the prior-year fourth quarter.

Reconciliation of Segment Operating Income to Income from Operations before Income Taxes and Interest in Earnings of Associates

The Company recorded expenses that are excluded from our segment operating income. The following table reconciles the exclusions.

(In millions of U.S. dollars)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Segment Operating Income	$435	$410	$1,786	$1,693
Fair value adjustment for deferred revenue	—	—	—	(58)
Amortization	(140)	(148)	(581)	(591)
Restructuring costs	(47)	(78)	(132)	(193)
Transaction and integration expenses	(92)	(60)	(269)	(177)
Provision for Stanford and other significant litigation	(11)	—	(11)	(50)
Pension settlement and curtailment gains and losses	(36)	—	(36)	—
Unallocated, net(i)	1	(36)	(19)	(73)
Income from operations	110	88	738	551

Interest expense	49	46	188	184
Other (income)/expense, net	(18)	1	61	27
Income from operations before income taxes and interest in earnings of associates	$79	$41	$489	$340

(i)Includes certain costs, primarily related to corporate functions which are not directly related to the segments, and certain differences between budgeted expenses determined at the beginning of the year and actual expenses that we report for U.S. GAAP purposes.

Outlook for 2018

For 2018, the Company expects constant currency revenue growth of around 3%, and 4% on an organic basis; and Adjusted Diluted Earnings per Share in the range of $9.88 to $10.12.

Conference Call

The Company will host a live webcast and conference call to discuss the financial results for the fourth quarter of 2017. It will be held on Thursday, February 8, 2018, beginning at 9:00 a.m. Eastern Time, and can be accessed via the Internet at www.willistowerswatson.com. The replay of the call will be available shortly after the live call for a period of three months. A telephonic replay of the call will also be available for 24 hours at 404-537-3406, conference ID 5494338.

About Willis Towers Watson

Willis Towers Watson (NASDAQ: WLTW ) is a leading global advisory, broking and solutions company that helps clients around the world turn risk into a path for growth. With roots dating to 1828, Willis Towers Watson has more than 43,000 employees and services clients in more than 140 countries and territories. We design and deliver solutions that manage risk, optimize benefits, cultivate talent, and expand the power of capital to protect and strengthen institutions and individuals. Our unique perspective allows us to see the critical intersections between talent, assets and ideas — the dynamic formula that drives business performance. Together, we unlock potential. Learn more at willistowerswatson.com.

Select Questions and Answers

Q1:    U.S. Tax Reform is effective in 2018, why was there an impact on the fourth quarter of 2017?

U.S. Tax Reform was generally effective for January 1st, 2018. There were several provisions which impacted the Company in 2017; such as the Accumulated Earnings Tax (AETT) and full expensing of depreciation, which were effective on the date of enactment which was December 22, 2017. In addition, the Company re-measured its U.S. deferred tax assets and liabilities at the newly enacted corporate tax rate of 21%.

Q2:    Tax guidance for 2018 indicates a tax rate of approximately 24%.  Will you be able to get this tax rate to be more in line with the U.S. corporate rate of 21%?

We continue to strive to align our tax rate with the U.S. Corporate income adjusted tax rate of 21%.  However, we continue to review all of the implications of U.S. Tax Reform as we receive more clarity from published Treasury guidance over the next few months.

Q3:    Why was an expense related to Pension adjusted from earnings?

In 2017, the amount of UK plan transfer payments exceeded the plan’s service and interest cost, which triggered settlement accounting.  Settlement accounting requires immediate recognition of a portion of the obligations associated with the plan transfers.  For 2017, this resulted in a non-cash charge of $36 million.

Settlement charges often result due to factors difficult to predict.  In this instance, the Pension Freedom Act and the very low interest rates in the U.K. created a situation where the plan transfer payments were more significant than planned.   While this could recur again, it is not something we consider as part of our continuing operations and therefore have adjusted.

Q4:    What was the primary driver of the operating income reduction for the IRR segment in the fourth quarter from 8% in 2016 to 2% in 2017?

Operating margin for IRR included a large investment for new technology and analytics.  Also, the segment margins are on reported results and a higher pound, which has a negative impact on margins as the impact on expenses is greater than revenue.  We transact some of the GB work revenues in U.S. dollars, but all expenses are paid in GB pounds.

Q5:    Given the renewals that transpired in the fourth quarter, what is your view of the pricing environment?

First, our role as trusted advisers for our clients is to help them manage risk and costs, so we try to manage prices down. However, ultimately, the carriers set the prices.

In primary lines, we saw a range of pricing, but think pricing was neutral to our revenues on the whole.  In the reinsurance market, we saw property casualty rates in the range of flat to 7.5% increases.  However, for the global portfolio of reinsurance products, pricing swings were up and down based on products and geography.  Overall, we were neutral to perhaps a bit positive on pricing for fourth quarter reinsurance with most lines and geographies ceasing the rate decreases we have seen for the last 4 to 5 years.

However, we wouldn’t suggest a hard market for either the primary or reinsurance markets, but it seems to be more positive than last year.

Q6:    What was the impact of foreign currency movement for the fourth quarter and full year?

Revenues included $54 million of positive currency movement in the fourth quarter and $27 million of negative currency movement for the full year. The impact of currency fluctuations, net of hedging on adjusted earnings per share was positive $0.04 in the fourth quarter and negative $0.12 for the full year.

Q7:    The dollar has had a big move, so how should we be thinking about the benefit of that for 2018?

The US dollar has weakened here in January 2018. If the dollar doesn’t move going forward, foreign exchange could help us in 2018.  If the dollar moves directionally against our top three currencies that we have, the pound, euro, Canadian dollar, a 5% change would have a positive impact of approximately $5 million, net of tax, on operating earnings or $0.04 AEPS on operating earnings.

Q8:    What is included in the provision for significant litigation that was adjusted from earnings?

This specific matter was related to litigation with the City of Houston for pension actuarial work performed for a pension fund for certain municipal employees.  Willis Towers Watson no longer performs actuarial work for states or municipalities or for pension funds for state or municipal employees, having exited this business more than a decade ago.

Willis Towers Watson Non-GAAP Measures

In order to assist readers of our consolidated financial statements in understanding the core operating results that Willis Towers Watson’s management uses to evaluate the business and for financial planning, we present the following non-GAAP measures: (1) Adjusted Revenues, (2) Constant Currency Change, (3) Organic Change, (4) Adjusted Operating Income, (5) Adjusted EBITDA, (6) Adjusted Net Income, (7) Adjusted Diluted Earnings Per Share, (8) Adjusted Income Before Taxes, (9) Adjusted Income Taxes/Rate and (10) Free Cash Flow. The Company believes that these measures are relevant and provide useful information widely used by analysts, investors and other interested parties in our industry to provide a baseline for evaluating and comparing our operating performance, and in the case of free cash flow, our liquidity results.

Within these measures, we have adjusted for significant items which will not be settled in cash, or which we believe to be items that are not core to our current or future operations. These items include the following:

  Restructuring costs and transaction and integration expenses - Management believes it is appropriate to adjust for restructuring costs and transaction and integration expenses when they relate to a specific significant program with a defined set of activities and costs that are not expected to continue beyond a defined period of time, or one-time Merger-related transaction expenses. We believe the adjustment is necessary to present how the Company is performing, both now and in the future when these programs will have concluded.
  Pension settlement and curtailment gains and losses - Adjustment to remove significant pension settlement and curtailment gains and losses to better present how the Company is performing.
  Fair value adjustment to deferred revenue – Adjustment in 2016 to normalize for the deferred revenue written down as part of the purchase accounting for the Merger.
  Gains and losses on disposals of operations - Adjustment to remove the gain or loss resulting from disposed operations.
  Provision for Stanford and other significant litigation - The 2016 provision for the Stanford litigation matter, which we consider to be a non-ordinary course litigation matter. We will also include other litigation matters which we believe have a significant effect on our operating results.
  Venezuelan currency devaluation - Foreign exchange losses incurred as a consequence of the Venezuelan government’s enforced changes to exchange rate mechanisms.
  Tax effects of internal reorganizations - Relates to the U.S. income tax expense resulting from the completion of internal reorganizations of the ownership of certain businesses that reduced the investments held by our U.S.-controlled subsidiaries.
  Tax effect of U.S. Tax Reform - Relates to the (1) U.S. income tax adjustment of deferred taxes upon the change in the federal corporate tax rate, (2) impact of the one-time transition tax on accumulated foreign earnings net of foreign tax credits, and (3) the re-measurement of our net deferred tax liabilities associated with the U.S. tax on certain foreign earnings offset with a write-off of deferred tax assets that will no longer be realizable under U.S. Tax Reform.
  Deferred tax valuation allowance - Adjustment to remove the effects of a release of the valuation allowance against certain U.S. deferred tax assets.

Willis Towers Watson evaluates revenue on an as reported, adjusted, constant currency and organic basis. We believe disclosing adjusted, constant currency and organic information provides valuable supplemental information regarding our comparable results, consistent with how Willis Towers Watson evaluates its performance internally.

Willis Towers Watson considers Adjusted Revenues, Constant Currency Change, Organic Change, Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Income before taxes, Adjusted Income Taxes/Rate and Free Cash Flow to be important financial measures, which are used to internally evaluate and assess our core operations and to benchmark our operating and liquidity results against our competitors. These non-GAAP measures are important in illustrating what Willis Towers Watson’s comparable operating and liquidity results would have been had Willis Towers Watson not incurred transaction-related and non-recurring items. Willis Towers Watson’s non-GAAP measures and their accompanying definitions are presented as follows:

Adjusted Revenues – presents relevant period-over-period comparisons of revenues by excluding the impact of purchase accounting rules and is defined as: Total Revenues adjusted for the fair value adjustment for deferred revenues that would otherwise have been recognized but for the purchase accounting treatment of these transactions. U.S. GAAP accounting requires the elimination of this revenue.
Constant Currency Change – represents the year over year change in revenues excluding the impact of foreign currency fluctuations. To calculate this impact, the prior year local currency results are first translated using the current year monthly average exchange rates. The change is calculated by comparing the prior year revenues, translated at the current year monthly average exchange rates, to the current year as reported revenues, for the same period. We believe constant currency measures provide useful information to investors because they provide transparency to performance by excluding the effect that foreign currency exchange rate fluctuations have on period-over-period comparability given volatility in foreign currency exchange markets.
Organic Change – excludes both the impact of fluctuations in foreign currency exchange rates, as described above, as well as the period-over-period impact of acquisitions and divestitures. We believe that excluding transaction-related items from our U.S. GAAP financial measures provides useful supplemental information to our investors, and it is important in illustrating what our core operating results would have been had we not incurred these transaction-related items, since the nature, size and number of these translation-related items can vary from period to period.
Adjusted Operating Income – Income from Operations adjusted for amortization, restructuring costs, transaction and integration expenses, significant litigation settlements, significant pension settlement and curtailment activity, the fair value adjustment for deferred revenue and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results.
Adjusted EBITDA – Net Income adjusted for provision for/(benefit from) income taxes, interest expense, depreciation and amortization, restructuring costs, transaction and integration expenses, significant litigation settlements, significant pension settlement and curtailment activity, the fair value adjustment for deferred revenue, gain/loss on disposal of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results.
Adjusted Net Income – Net Income Attributable to Willis Towers Watson adjusted for amortization, restructuring costs, transaction and integration expenses, significant litigation settlements, significant pension settlement and curtailment activity, the fair value adjustment of deferred revenue, gain/loss on disposal of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results and the related tax effect of those adjustments and the tax effects of internal reorganizations and U.S. Tax Reform. This measure is used solely for the purpose of calculating adjusted diluted earnings per share.
Adjusted Diluted Earnings Per Share – Adjusted Net Income divided by the weighted average shares of common stock, diluted.
Adjusted Income Before Taxes – Income from operations before income taxes and interest in earnings of associates adjusted for amortization, restructuring costs, transaction and integration expenses, significant litigation settlements, significant pension settlement and curtailment activity, the fair value adjustment of deferred revenue, (gain)/loss on disposal of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted income before taxes is used solely for the purpose of calculating the adjusted income tax rate.
Adjusted Income Taxes/Rate – Provision for/(benefit from) income taxes adjusted for taxes on certain items of amortization, restructuring costs, transaction and integration expenses, significant litigation settlements, significant pension settlement and curtailment activity, the fair value adjustment for deferred revenue, gain/loss on disposal of operations, tax effects of internal reorganizations and U.S. Tax Reform, and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted income taxes is used solely for the purpose of calculating the Adjusted Income Tax Rate which is calculated by dividing Adjusted Income Before Taxes by Adjusted Income Taxes.
Free Cash Flow – Cash Flows from Operating Activities less cash used to purchase fixed assets and software for internal use. Free Cash Flow is a liquidity measure and is not meant to represent residual cash flow available for discretionary expenditures.

These non-GAAP measures are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies. Non-GAAP measures should be considered in addition to, and not as a substitute for, the information contained within our consolidated financial statements.

Reconciliations of these measures are included in the accompanying tables with the following exception.

The Company does not reconcile its forward looking non-GAAP financial measures to the corresponding U.S. GAAP measures (including the information under “Outlook for 2018” above), due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible; and because not all of the information, such as foreign currency impacts necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure is available to the Company without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The Company provides non-GAAP financial measures that it believes will be achieved, however it cannot accurately predict all of the components of the adjusted calculations and the U.S. GAAP measures may be materially different than the non-GAAP measures.

Willis Towers Watson Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements and other forward-looking statements in this document by words such as “may”, “will”, “would”, “expect”, “anticipate”, “believe”, “estimate”, “plan”, “intend”, “continue”, or similar words, expressions or the negative of such terms or other comparable terminology. These statements include, but are not limited to, the benefits of the business combination transaction involving Towers Watson and Willis, including the combined company’s future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Willis Towers Watson’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. All forward-looking disclosure is speculative by its nature.

There are important risks, uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained herein, including the following: the ability of the company to successfully integrate the Towers Watson, Gras Savoye and Willis businesses, operations and employees, and realize anticipated growth, synergies and cost savings; the potential impact of the Willis Towers Watson merger on relationships, including with employees, suppliers, clients and competitors; the possibility that the anticipated benefits from the merger cannot be fully realized or may take longer to realize than expected; the ability of the company to successfully establish and achieve its global business strategy; changes in demand for our services, including any decline in defined benefit pension plans or the purchasing of insurance; changes in general economic, business and political conditions, including changes in the financial markets; significant competition that the company faces and the potential for loss of market share and/or profitability; expectations, intentions and outcomes relating to outstanding litigation; the impact of seasonality and differences in timing of renewals; the risk the Stanford litigation settlement approval will be overturned on appeal, the risk that the Stanford bar order may be challenged in other jurisdictions, and the risk that the charge related to the Stanford settlement may not be deductible; the risk of material adverse outcomes on existing litigation or investigation matters; any changes in the regulatory environment in which the company operates, including, among other risks, the impact of pending competition law and regulatory investigations; the ability to successfully manage ongoing organizational changes; the ability of the company to properly identify and manage conflicts of interest; compliance with extensive government regulation; the company’s ability to make divestitures or acquisitions and its ability to integrate or manage such acquired businesses; the risk that the company may not be able to repurchase the intended number of outstanding shares due to M&A activity or investment opportunities, market or business conditions, or other factors; the diversion of time and attention of the company's management team while the merger and other acquisitions are being integrated; doing business internationally, including the impact of exchange rates; the potential impact of the UK government triggering Article 50 of the Treaty of Lisbon and giving formal notice of the UK’s intention to withdraw from membership in the European Union; the federal income tax consequences of the merger, the impact of recent changes to U.S. tax laws, including on our effective tax rate; and the enactment of additional, or the revision of existing, state, federal, and/or foreign regulatory and tax laws and regulations; the company’s capital structure, including indebtedness amounts, the limitations imposed by the covenants in the documents governing such indebtedness and the maintenance of the financial and disclosure controls and procedures of each; the ability of the company to obtain financing on favorable terms or at all; adverse changes in the credit ratings of the company; various claims, government inquiries or investigations or the potential for regulatory action; failure to protect client data or breaches of information systems; reputational damage; disasters or business continuity problems; fluctuation in revenues against the company’s relatively fixed expenses; technological change; the inability to protect intellectual property rights, or the potential infringement upon the intellectual property rights of others; fluctuations in the company’s pension liabilities; changes and developments in the insurance industry or the United States healthcare system; reliance on third-party services; the company's holding company structure could prevent it from being able to receive dividends or other distributions in needed amounts from our subsidiaries; and changes in accounting principles, estimates or assumptions. These factors also include those described under “Risk Factors” in the company’s most recent 10-K filing with the SEC.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against relying on these forward-looking statements.

Contact

INVESTORS
Aida Sukys | +1 703 258 8033 | aida.sukys@willistowerswatson.com

WILLIS TOWERS WATSON
Supplemental Segment Information
(In millions of U.S. dollars)

Segment revenue and operating income for the twelve months ended December 31, 2016 included revenue that was deferred at the time of the Merger, and eliminated due to purchase accounting. The impact of the elimination from purchase accounting (which is the reduction to 2016 consolidated revenue and operating income) has been included in the reconciliation to our consolidated results in order to provide the actual revenues the segments would have recognized on an unadjusted basis.

SEGMENT REVENUE
Commissions and Fees
	Three Months			Components of Revenue Change(i)
	Ended December 31,		As Reported	Currency	Constant Currency	Acquisitions/	Organic
	2017	2016	Change	Impact	Change	Divestitures	Change

Human Capital & Benefits	$758	$723	5%	3%	2%	(2)%	4%
Corporate Risk & Broking	770	698	10%	3%	7%	0%	7%
Investment, Risk & Reinsurance	300	285	5%	3%	2%	(2)%	4%
Benefits Delivery & Administration(ii)	193	174	11%	0%	11%	0%	11%
Commissions and Fees	$2,021	$1,880	8%	3%	5%	(1)%	6%

(i)Components of revenue change may not add due to rounding (ii)Formerly Exchange Solutions

	Twelve Months			Components of Revenue Change(i)
	Ended December 31,		As Reported	Currency	Constant Currency	Acquisitions/	Organic
	2017	2016	Change	Impact	Change	Divestitures	Change

Human Capital & Benefits	$3,163	$3,100	2%	0%	2%	(1)%	3%
Corporate Risk & Broking	2,625	2,519	4%	0%	4%	0%	4%
Investment, Risk & Reinsurance	1,505	1,475	2%	(1)%	3%	0%	4%
Benefits Delivery & Administration(ii)	729	652	12%	0%	12%	0%	12%
Commissions and Fees	$8,022	$7,746	4%	0%	4%	0%	4%

(i)Components of revenue change may not add due to rounding (ii)Formerly Exchange Solutions

Total Segment Revenues
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Human Capital & Benefits	$772	$731	$3,192	$3,117
Corporate Risk & Broking	777	706	2,648	2,547
Investment, Risk & Reinsurance	305	289	1,535	1,534
Benefits Delivery & Administration(i)	193	175	729	654
Total Segment Revenues	$2,047	$1,901	$8,104	$7,852

(i)Formerly Exchange Solutions

Reconciliation of Total Segment Revenues to Total Revenues

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Total Segment Revenues	$2,047	$1,901	$8,104	$7,852
Fair value adjustment for deferred revenue	-	-	-	(58)
Reimbursable expenses and other	31	26	98	93
Total Revenues	$2,078	$1,927	$8,202	$7,887

The components of the change in Total Revenues generated for the three months ended December 31, 2017 and 2016 are as follows:
				Components of Revenue Change(i)
	Three Months Ended December 31,		As Reported	Currency	Constant Currency	Acquisitions/	Organic
	2017	2016	Change	Impact	Change	Divestitures	Change

Total Revenues	$2,078	$1,927	8%	3%	5%	(1)%	6%

(i)Components of revenue change may not add due to rounding

The components of the change in Total Revenues and Adjusted Revenues generated for the twelve months ended December 31, 2017 and 2016 are as follows:
				Components of Revenue Change(i)
	Twelve Months Ended December 31,		As Reported	Currency	Constant Currency	Acquisitions/	Organic
	2017	2016	Change	Impact	Change	Divestitures	Change

Total Revenues	$8,202	$7,887	4%	0%	4%	0%	5%
Fair value adjustment for deferred revenue	-	58
Adjusted Revenues	$8,202	$7,945	3%	0%	4%	0%	4%

(i)Components of revenue change may not add due to rounding

SEGMENT OPERATING INCOME(i)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Human Capital & Benefits	$166	$160	$781	$728
Corporate Risk & Broking	218	208	488	463
Investment, Risk & Reinsurance	7	23	365	383
Benefits Delivery & Administration(ii)	44	19	152	119
Segment Operating Income	$435	$410	$1,786	$1,693

(i)Segment operating income excludes certain costs, including amortization of intangibles, restructuring costs, certain transaction and integration expenses, certain litigation provisions and to the extent that the actual expense based upon which allocations are made differs from the forecast/budget amount, a reconciling item will be created between internally allocated expenses and the actual expense reported for U.S. GAAP purposes.
(ii)Formerly Exchange Solutions

Reconciliation of Segment Operating Income to Income from operations before income taxes and interest in earnings of associates

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Segment Operating Income	$435	$410	$1,786	$1,693
Fair value adjustment for deferred revenue	-	-	-	(58)
Amortization	(140)	(148)	(581)	(591)
Restructuring costs	(47)	(78)	(132)	(193)
Transaction and integration expenses	(92)	(60)	(269)	(177)
Provision for Stanford and other significant litigation	(11)	-	(11)	(50)
Pension settlement and curtailment gains and losses	(36)	-	(36)	-
Unallocated, net(i)	1	(36)	(19)	(73)
Income from Operations	110	88	738	551
Interest expense	49	46	188	184
Other (income)/expense, net	(18)	1	61	27
Income from operations before income taxes and interest in earnings of associates	$79	$41	$489	$340

(i)Includes certain costs, primarily related to corporate functions which are not directly related to the segments, and certain differences between budgeted expenses determined at the beginning of the year and actual expenses that we report for U.S. GAAP purposes.

WILLIS TOWERS WATSON
Reconciliation of Non-GAAP Measures
(In millions of U.S. dollars, except per share data)

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO WILLIS TOWERS WATSON TO ADJUSTED DILUTED EARNINGS PER SHARE

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2017		2016		2017		2016

Net Income attributable to Willis Towers Watson	$245		$142		$568		$420
Adjusted for certain items
Amortization	140		148		581		591
Restructuring costs	47		78		132		193
Transaction and integration expenses	92		60		269		177
Provision for Stanford and other significant litigation	11		-		11		50
Fair value adjustment for deferred revenue	-		-		-		58
Pension settlement and curtailment gains and losses	36		-		36		-
Gain on disposal of operations	(23)		-		(13)		(2)
Venezuela currency devaluation	-		-		2		-
Tax effect on certain items listed above(i)	(56)		(99)		(275)		(320)
Tax effects of internal reorganizations	7		-		48		-
Tax effect of U.S. Tax Reform	(204)		-		(204)		-
Deferred tax valuation allowance	-		(69)		-		(69)
Adjusted Net Income	$295		$260		$1,155		$1,098

Weighted average shares of common stock, diluted	133		138		136		138

Diluted Earnings Per Share	$1.84		$1.03		$4.18		$3.04
Adjusted for certain items
Amortization	1.05		1.07		4.28		4.28
Restructuring costs	0.35		0.57		0.97		1.40
Transaction and integration expenses	0.69		0.43		1.98		1.28
Provision for Stanford and other significant litigation	0.08		-		0.08		0.36
Fair value adjustment for deferred revenue	-		-		-		0.42
Pension settlement and curtailment gains and losses	0.27		-		0.27		-
Gain on disposal of operations	(0.17)		-		(0.09)		(0.01)
Venezuela currency devaluation	-		-		0.01		-
Tax effect on certain items listed above(i)	(0.42)		(0.72)		(2.02)		(2.31)
Tax effects of internal reorganizations	0.05		-		0.35		-
Tax effect of U.S. Tax Reform	(1.53)		-		(1.50)		-
Deferred tax valuation allowance	-		(0.50)		-		(0.50)
Adjusted Diluted Earnings Per Share	$2.21		$1.88		$8.51		$7.96

(i)The tax effect was calculated using an effective tax rate for each item.

RECONCILIATION OF TOTAL REVENUES TO ADJUSTED REVENUES

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2017		2016		2017		2016

Total Revenues	$2,078		$1,927		$8,202		$7,887
Fair value adjustment for deferred revenue	-		-		-		58
Adjusted Revenues	$2,078		$1,927		$8,202		$7,945

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2017		2016		2017		2016

Net Income	$253	12.2%	$148	7.7%	$592	7.2%	$438	5.6%
Benefit from income taxes	(173)		(107)		(100)		(96)
Interest expense	49		46		188		184
Depreciation	52		46		203		178
Amortization	140		148		581		591
Restructuring costs	47		78		132		193
Transaction and integration expenses	92		60		269		177
Provision for Stanford and other significant litigation	11		-		11		50
Fair value adjustment for deferred revenue	-		-		-		58
Pension settlement and curtailment gains and losses	36		-		36		-
Gain on disposal of operations	(23)		-		(13)		(2)
Venezuela currency devaluation	-		-		2		-
Adjusted EBITDA and Adjusted EBITDA Margin	$484	23.3%	$419	21.7%	$1,901	23.2%	$1,771	22.3%

RECONCILIATION OF INCOME FROM OPERATIONS TO ADJUSTED OPERATING INCOME

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2017		2016		2017		2016

Income from operations	$110	5.3%	$88	4.6%	$738	9.0%	$551	7.0%
Adjusted for certain items:
Amortization	140		148		581		591
Restructuring costs	47		78		132		193
Transaction and integration expenses	92		60		269		177
Provision for Stanford and other significant litigation	11		-		11		50
Fair value adjustment for deferred revenue	-		-		-		58
Pension settlement and curtailment gains and losses	36		-		36		-
Adjusted operating income	$436	21.0%	$374	19.4%	$1,767	21.5%	$1,620	20.4%

RECONCILIATION OF GAAP INCOME TAXES/RATE TO ADJUSTED INCOME TAXES/RATE

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2017		2016		2017		2016
Income from operations before income taxes and interest in earnings of associates	$79		$41		$489		$340
Adjusted for certain items:
Amortization	140		148		581		591
Restructuring costs	47		78		132		193
Transaction and integration expenses	92		60		269		177
Provision for Stanford and other significant litigation	11		-		11		50
Fair value adjustment for deferred revenue	-		-		-		58
Pension settlement and curtailment gains and losses	36		-		36		-
Gain on disposal of operations	(23)		-		(13)		(2)
Venezuela currency devaluation	-		-		2		-
Adjusted income before taxes	$382		$327		$1,507		$1,407

Benefit from income taxes	$(173)		$(107)		$(100)		$(96)
Tax effect on certain items listed above(i)	56		99		275		320
Tax effects of internal reorganizations	(7)		-		(48)		-
Tax effect of U.S. Tax Reform	204		-		204		-
Deferred tax valuation allowance	-		69		-		69
Adjusted income taxes	$80		$61		$331		$293

U.S. GAAP tax rate	(221.4)%		(261.0)%		(20.5)%		(28.1)%
Adjusted tax rate	20.6%		18.9%		21.9%		20.8%

(i)The tax effect was calculated using an effective tax rate for each item.

RECONCILIATION OF CASH FLOWS FROM OPERATING ACTIVITIES TO FREE CASH FLOW
					Twelve Months Ended December 31,
					2017		2016

Cash flows from operating activities					$862		$933
Less: Additions to fixed assets and software for internal use					(300)		(218)
Free Cash Flow					$562		$715

WILLIS TOWERS WATSON
Consolidated Statements of Income
(In millions of U.S. dollars, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Revenues
Commissions and fees	$2,051	$1,904	$8,116	$7,778
Interest and other income	27	23	86	109
Total revenues	2,078	1,927	8,202	7,887

Costs of providing services
Salaries and benefits	1,261	1,127	4,745	4,646
Other operating expenses	376	380	1,534	1,551
Depreciation	52	46	203	178
Amortization	140	148	581	591
Restructuring costs	47	78	132	193
Transaction and integration expenses	92	60	269	177
Total costs of providing services	1,968	1,839	7,464	7,336

Income from operations	110	88	738	551

Interest expense	49	46	188	184
Other (income)/expense, net	(18)	1	61	27

INCOME FROM OPERATIONS BEFORE INCOME TAXES AND INTEREST IN EARNINGS OF ASSOCIATES	79	41	489	340

Benefit from income taxes	(173)	(107)	(100)	(96)

INCOME FROM OPERATIONS BEFORE INTEREST IN EARNINGS OF ASSOCIATES	252	148	589	436

Interest in earnings of associates, net of tax	1	-	3	2

NET INCOME	253	148	592	438

Income attributable to non-controlling interests	(8)	(6)	(24)	(18)

NET INCOME ATTRIBUTABLE TO WILLIS TOWERS WATSON	$245	$142	$568	$420

Earnings per share
Basic earnings per share	$1.85	$1.04	$4.21	$3.07
Diluted earnings per share	$1.84	$1.03	$4.18	$3.04

Weighted average shares of common stock, basic	133	137	135	137
Weighted average shares of common stock, diluted	133	138	136	138

Cash dividends declared per share	$0.53	$0.48	$2.12	$1.92

WILLIS TOWERS WATSON
Consolidated Balance Sheets
(In millions of U.S. dollars, except share data)

	December 31,	December 31,
	2017	2016

ASSETS
Cash and cash equivalents	$1,030	$870
Fiduciary assets	12,155	10,505
Accounts receivable, net	2,246	2,080
Prepaid and other current assets	430	337
Total current assets	15,861	13,792

Fixed assets, net	985	839
Goodwill	10,519	10,413
Other intangible assets, net	3,882	4,368
Pension benefits assets	764	488
Other non-current assets	447	353
Total non-current assets	16,597	16,461
TOTAL ASSETS	$32,458	$30,253

LIABILITIES AND EQUITY
Fiduciary liabilities	$12,155	$10,505
Deferred revenue and accrued expenses	1,711	1,481
Short-term debt and current portion of long-term debt	85	508
Other current liabilities	804	876
Total current liabilities	14,755	13,370

Long-term debt	4,450	3,357
Liability for pension benefits	1,259	1,321
Deferred tax liabilities	615	864
Provision for liabilities	558	575
Other non-current liabilities	544	532
Total non-current liabilities	7,426	6,649
TOTAL LIABILITIES	22,181	20,019

COMMITMENTS AND CONTINGENCIES

REDEEMABLE NON-CONTROLLING INTEREST	28	51

EQUITY(i)

Additional paid-in capital	10,538	10,596
Retained earnings	1,104	1,452
Accumulated other comprehensive loss, net of tax	(1,513)	(1,884)
Treasury shares, at cost, 17,519 shares in 2017 and 795,816 shares in 2016, and 40,000 shares, €1 nominal value, in 2017 and 2016	(3)	(99)
Total Willis Towers Watson shareholders' equity	10,126	10,065
Non-controlling interests	123	118
Total equity	10,249	10,183

TOTAL LIABILITIES AND EQUITY	$32,458	$30,253

(i)Equity includes (a) Ordinary shares $0.000304635 nominal value; Authorized 1,510,003,775; Issued 132,139,581 (2017) and 137,075,068 (2016); Outstanding 132,139,581 (2017) and 136,296,771 (2016); (b) Ordinary shares, €1 nominal value; Authorized and Issued 40,000 shares in 2017 and 2016; and (c) Preference shares, $0.000115 nominal value; Authorized 1,000,000,000 and Issued none in 2017 and 2016.

WILLIS TOWERS WATSON
Consolidated Statements of Cash Flows
(In millions of U.S. dollars)

	Twelve Months Ended December 31,
	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME	$592	$438
Adjustments to reconcile net income to total net cash from operating activities:
Depreciation	252	178
Amortization	581	591
Net periodic benefit of defined benefit pension plans	(91)	(93)
Provision for doubtful receivables from clients	17	36
Benefit from deferred income taxes	(285)	(244)
Share-based compensation	67	123
Net gain on disposal of operations	(13)	—
Non-cash foreign exchange loss/(gain)	77	(28)
Other, net	(57)	27
Changes in operating assets and liabilities, net of effects from purchase of subsidiaries:
Accounts receivable	(64)	(101)
Fiduciary assets	(1,167)	(249)
Fiduciary liabilities	1,167	249
Other assets	(128)	(233)
Other liabilities	(51)	174
Provisions	(35)	65
Net cash from operating activities	862	933

CASH FLOWS (USED IN)/FROM INVESTING ACTIVITIES
Additions to fixed assets and software for internal use	(300)	(218)
Capitalized software costs	(75)	(85)
Acquisitions of operations, net of cash acquired	(13)	476
Other, net	53	22
Net cash (used in)/from investing activities	(335)	195

CASH FLOWS USED IN FINANCING ACTIVITIES
Net borrowings/(payments) on revolving credit facility	642	(237)
Senior notes issued	649	1,606
Proceeds from issuance of other debt	32	404
Debt issuance costs	(9)	(14)
Repayments of debt	(734)	(1,901)
Repurchase of shares	(532)	(396)
Proceeds from issuance of shares	61	63
Payments related to share cancellation	(177)	—
Payments of deferred and contingent consideration related to acquisitions	(65)	(67)
Cash paid for employee taxes on withholding shares	(18)	(13)
Dividends paid	(277)	(199)
Acquisitions of and dividends paid to non-controlling interests	(51)	(21)
Net cash used in financing activities	(479)	(775)

INCREASE IN CASH AND CASH EQUIVALENTS	48	353
Effect of exchange rate changes on cash and cash equivalents	112	(15)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	870	532
CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,030	$870